Exhibit 10.9

October 13, 2008

Elon Musk

Re:	Offer of Employment with Tesla Motors

Dear Elon:

Tesla Motors, Inc. is pleased to offer you the position of Chief Executive Officer. As CEO, you will perform the duties customarily associated with this position, and the duties of the office of CEO as described in Section 28(c) of the Bylaws of Tesla Motors. You will also remain on the Board of Directors of Tesla.

Your salary will be $33,280 per year, subject to standard payroll deductions and withholdings. As an exempt employee, you will not be entitled to overtime. You will be eligible for vacation and sick leave according to Tesla's standard policy. You will also be eligible to receive all other benefits Tesla may provide to its employees (e.g., health and dental insurance coverage) after your enrollment on October 31, 2008. Of course, Tesla reserves the right to modify your compensation and benefits from time to time, as it deems necessary.

By accepting this offer, you represent and warrant that your employment with Tesla will not violate any agreements, obligations or understandings that you may have with any third party or prior employer. We want to emphasize that we do not wish you to bring any confidential or proprietary materials of any former employer which would violate any obligations you may have to any former employer. You agree not to make any unauthorized disclosure to Tesla or use on behalf of Tesla any confidential information belonging to any of your former employers (except in accordance with agreements between Tesla and any such former employer). You also warrant that you do not possess any property containing a third party's confidential and proprietary information. Of course, during your employment with Tesla, you may make use of information generally known and used by persons with training and experience comparable to your own, and information which is common knowledge in the industry or is otherwise legally available in the public domain.

As a Tesla employee, you will be expected to abide by all Tesla policies and procedures, and, as a condition of your employment, you will sign and comply with Tesla's standard confidentiality agreement which prohibits unauthorized use or disclosure of Tesla confidential information or the confidential information of Tesla's clients.

You may terminate your employment with Tesla at any time and for any reason whatsoever simply by notifying Tesla. Likewise, Tesla may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except by a writing authorized on behalf of an officer of Tesla.

www.teslamotors.com	1050 Bing Street San Carlos CA 94070 tel 650.413.4000 fax 650.413.4099

© 2007 Tesla Motors Inc. Proprietary and Confidential

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with Tesla, you and Tesla agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to your employment, or the termination of your employment, will be resolved, to the fullest extent permitted by law per Attachment A.

This letter agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and Tesla with respect to the terms and conditions of your employment, and it supersedes any other agreements or promises made to you by anyone, whether oral or written. This Agreement cannot be changed, amended, or modified except in a written agreement signed by an officer of Tesla. This letter agreement shall be construed and interpreted in accordance with the laws of the State of California.

As required by immigration law, this offer of employment is conditioned upon satisfactory proof of your right to work in the United States.

If you choose to accept our offer under the terms described above, please indicate your acceptance by signing below and returning it to me prior to October 17, 2008, at which time this offer will expire. The effective date of your employment will be October 13, 2008.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Very truly yours, Tesla Motors, Inc.

/s/ Craig W. Harding
Craig W. Harding General Counsel & Secretary

Accepted by:	/s/ Elon Musk
Elon Musk

Date:	Nov 7 2008

www.teslamotors.com	1050 Bing Street San Carlos CA 94070 tel 650.413.4000 fax 650.413.4099

© 2007 Tesla Motors Inc. Proprietary and Confidential

ARBITRATION AGREEMENT

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with Tesla, you and Tesla agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to your employment, or the termination of your employment, will be resolved, to the fullest extent permitted by law by final, binding and confidential arbitration in San Francisco, California conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successors, under the then current rules of JAMS for employment disputes; provided that:

a.	The arbitrator shall have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and

b.	The arbitrator shall issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award; and

c.	Both you and Tesla shall be entitled to all rights and remedies that you or Tesla would be entitled to pursue in a court of law; and

d.	Tesla shall pay all fees in excess of those which would be required if the dispute was decided in a court of law.

Nothing in this Agreement is intended to prevent either you or Tesla from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, you and Tesla each have the right to resolve any issue or dispute arising under the Proprietary Information and Inventions Agreement by Court action instead of arbitration.

Arbitrable claims do not include, and this Agreement does not apply to or otherwise restrict, administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including the Equal Employment Opportunity Commission and the National Labor Relations Board). Otherwise, it is agreed that arbitration shall be the exclusive remedy for administrative claims.

www.teslamotors.com	1050 Bing Street San Carlos CA 94070 tel 650.413.4000 fax 650.413.4099

© 2007 Tesla Motors Inc. Proprietary and Confidential